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EXHIBIT 6.53

                             Total Film Group, Inc.
                                   Term Sheet
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
Instrument and Amount                  $50,000 senior convertible promissory notes

Use of Proceeds                        Working capital

Interest Rate                          12% simple interest payable quarterly

Redeemable                             Within three months of issuance
                                       May be repaid anytime without penalty
                                       Mandatory repayment out of proceeds of financing greater
                                       than $3 million

Convertible                            Initially into common shares at $1.00 per share.
                                       Anti-dilution clause will exist

Equity Kicker                          25,000 unregistered common shares in Total Film
                                       Group, Inc.

Registration Rights                    One demand registration and unlimited piggyback rights

Default                                If not redeemed in full within three months following issuance:
                                          1.  convertible into common at $.75 per share for first
                                              thirty day default period and than exercise price
                                              further reduced by $.25 per month thereafter
                                          2.  issuance of 5,000 warrants at $1.00 on first day of
                                              each month that default remains in place

Reporting Requirements                 The following conditions will be incorporated in the stock purchase agreement:
                                          1.  copies of all SEC filings as filed
                                          2.  Visitation rights for Bruce Cowen at all Board
                                              of Directors and its committee meetings
                                          3.  Monthly financial statements within thirty days
                                              of month end

Documentation                          Company will provide fully executed loan agreements, common shares and registration rights agreement by April 15, 2001

Fee                                    7% cash fee to be paid at closing on gross amount of proceeds received payable to Capital Research Ltd., plus 5,000 five year warrants priced at $1.00 per share
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On behalf of Total Film Group, Inc.

         /s/ Peter Dattilo
         Total Film Group              on this date     3/21/01


On behalf of Lenders:

                                       Amount of participation $50,000

         /s/ Bruce Cowen
         Lancer Offshore, Inc.         on this date      3/21/01